Exhibit 99.1

Dear George,

As per our conversation, on Friday, August 17, 2007, the general partners of Prudential-Bache/Watson & Taylor, Ltd.—2 (the “Partnership”) agree that the Partnership should be liquidated and terminated by distributing all assets being held by the Partnership after all of the Partnership’s expenses, including those in connection with its termination, and tax and SEC matters, are paid and all liabilities are addressed. Accordingly, no reserves will be established. The distribution will be made in accordance with the provisions in the Amended and Restated Certificate and Agreement of Limited Partnership of Prudential-Bache/Watson & Taylor, Ltd.—2. The agreement among the general partners is based on the following:

•

As per the June 30, 2007 quarterly report on Form 10Q the Partnership’s sole asset is a money market account holding approximately $4.09 million, with known liabilities of $290,000. Some additional expenses have accrued since that time, mostly legal and administrative in nature. Maintaining the Partnership or establishing a liquidating trust would result in additional expenses and a reduction in the assets to be distributed.

•

A reserve was being contemplated to address the potential liability related to a failure to complete the work required under the March 27, 2007 Revised Action Plan Addendum (the “RAP”) filed with the Maryland Department of the Environment (the “MDE”). This liability does not have a reasonable probability of being realized because:

¡

Eric G. Myers, John P. Kyle, and Terry Korth, the buyers of Central Hampton Business Park (the “Buyers”), who assigned their rights to 9244 East Hampton LLC, a Maryland limited liability company assumed the responsibility to complete this work in the Purchase and Sale Agreement and the RAP, and were added to the Voluntary Clean Up Program as an inculpable party.

¡	The MDE required a $60,000 letter of credit to guarantee performance. The Buyer has put this letter of credit in place.

¡

The work being performed under the RAP will result in a Certificate of Completion from the MDE when four consecutive quarters of testing have resulted in acceptable levels of the target contaminant. To date, the last two quarters have met the testing standards and we have no reason to believe that they will not continue to do so.

•	The limited partners of the Partnership voted in 1996 to sell all properties and dissolve the Partnership.

•	All known liabilities will be paid before any distribution is made. The Partnership will contact all known vendors and receive final billings.

The Partnership has addressed unknown potential claims and/or environmental and related liabilities with the following actions:

•

Purchasing an ACE environmental risk insurance policy, underwritten by ACE American Insurance Company, (Policy PPL G23568524 001), with coverage of $5,000,000 (five million dollars) with a termination date of November 17, 2010.

¡	Before liquidating, the Partnership will add an additional five years to the term, extending coverage from a termination date of November 17, 2010 to November 17, 2015.

¡	In addition, the Partnership will increase the coverage from $5,000,000 (five million dollars) to $7,500,000 (seven million and five hundred thousand dollars).

•

Establishing contractual provisions in the Purchase and Sales Agreement that transfer the responsibility for all future claims, environmental or other, to the Buyers. The Buyer purchased the property “as is”.

•

Limiting the indemnifications in the Purchase and Sales Agreement and setting a termination date for the indemnifications, which is 120 days after closing with, an additional 30 days for the Buyers to submit a claim.

¡	No funds will be distributed to the limited partners until such claim period following the termination of the indemnification period has expired. The claim period ends October 24, 2007.

After a review of the Partnership’s operations, business and history, the general partners do not believe that, except for environmental and related liabilities, there are other liabilities, including contingent or unforeseen liabilities, for which it would be necessary to make provision. Based on our review and on the analysis above, and after consultation with the Partnership’s counsel, the general partners of the Partnership, George S. Watson, A. Starke Taylor, III and Prudential-Bache Properties, Inc., are in agreement that they have made adequate reserve for potential liabilities and obligations of the Partnership and that it is in the Partnership’s best interests to distribute all of the assets of the Partnership after paying known liabilities, once the claim period following the termination of the indemnification period has passed, and the general partners unanimously agree that this action be taken by the Partnership.

/s/ George S. Watson
George S. Watson

/s/ A. Starke Taylor, III
A. Starke Taylor, III

/s/ Julia Herbert
Julia Herbert
Vice President
Prudential-Bache Properties, Inc